UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. ___)

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Versar, Inc.
(Name of Registrant as Specified by its Charter)

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| CHAIRMAN’S LETTER TO STOCKHOLDERS

LETTER FROM THE CHAIRMAN OF THE BOARD OF DIRECTORS

TO OUR STOCKHOLDERS

You are cordially invited to attend Versar, Inc.’s Annual Meeting of Stockholders to be held at the Springfield Golf and Country Club, 8301 Old Keene Mill Road, Springfield, Virginia 22152, on Tuesday, November 13, 2012, at 10:00 a.m. local time.

The matters scheduled for consideration at the meeting are the election of directors and other matters described in the enclosed Proxy Statement. We will also report to you on Versar’s condition and performance for fiscal year 2012 and you will have the opportunity to question management on matters that affect the interests of all stockholders.

You can reach the Springfield Golf and Country Club by car, from either I-95 or I-495. From I-95: exit Old Keene Mill Road West, entrance about two miles on the left to Springfield Golf and Country Club. Stay right to the Club House. From I-495: exit I-95 South to Old Keene Mill Road West, entrance about two miles on the left to Springfield Golf and Country Club. Stay right to the Club House.

Our stockholders’ interest in the affairs of Versar is encouraged and it is important that your shares of stock be represented at the meeting. We hope you will be able to join us. Whether you plan to attend or not, please complete, sign, date, and return the enclosed proxy card as soon as possible in the postpaid envelope provided. Sending in your proxy will not limit your right to vote in person or to attend the meeting, but it will assure your representation if you cannot attend. Your vote is important.

Sincerely yours,

Paul J. Hoeper
Chairman of the Board

October 12, 2012

| INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to Be Held on November 13, 2012

This Proxy Statement and the Versar Annual Report to Stockholders for fiscal year 2012 are available at http://www.cfpproxy.com/7054

•	The 2012 Annual Meeting of Stockholders of Versar, Inc. will be held on Tuesday, November 13, 2012, at 10:00 a.m., local time, at the Springfield Golf and Country Club, 8301 Old Keene Mill Road, Springfield, Virginia 22152.

•	The matters to be acted on at the 2012 Annual Meeting of Stockholders of Versar, Inc. are:

•	Elect eight directors to serve until the Annual Meeting of Stockholders in 2013;

•	Ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for Versar for fiscal year 2013; and

•	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

•	Versar also makes available on its internet website (www.versar.com) its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, all of its other filings with the U.S. Securities and Exchange Commission, any Statements of Changes of Beneficial Ownership (Form 4 Reports) filed by its directors and executive officers, the charters of the Audit, Compensation and Nominating & Governance Committees of the Board of Directors, its Corporate Governance Guidelines and its Code of Business Ethics and Conduct. Information contained on Versar’s website should not be deemed filed with, and is not incorporated by reference into this Proxy Statement or any of Versar’s other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Versar specifically so provides.

•	You are invited to attend the meeting in person and, if you do, you may cast your vote in person at the meeting.

| NOTICE OF 2012 ANNUAL MEETING

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Versar, Inc.:

The 2012 Annual Meeting of Stockholders of Versar, Inc. (the “Company”) will be held at the Springfield Golf and Country Club, 8301 Old Keene Mill Road, Springfield, Virginia 22152, on Tuesday, November 13, 2012, at 10:00 a.m. local time for the following purposes:

1. To elect eight directors to serve until the 2013 Annual Meeting of Stockholders;

2. To ratify the appointment of Grant Thornton LLP as independent registered public accounting firm for fiscal year 2013; and

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on September 28, 2012 will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters to be acted upon at the meeting.

By Order of the Board of Directors,

Joshua J. Izenberg
Secretary

October 12, 2012

IMPORTANT NOTICE

YOUR PROXY IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE POST-PAID ENVELOPE PROVIDED.

Notice of 2012 Annual Meeting of Stockholders

| TABLE OF CONTENTS

TABLE OF CONTENTS

SUMMARY INFORMATION	1
GENERAL INFORMATION	2
Record Date and Voting Rights	2
PRINCIPAL STOCKHOLDERS	4
PROPOSAL NO. 1: ELECTION OF DIRECTORS	5
Nominees for Election	5
Director Qualifications and Experience	5
CORPORATE GOVERNANCE	8
Board’s Leadership Structure	8
Risk Oversight	8
Committees of the Board of Directors	8
Board and Committee Meetings; Annual Meeting Attendance	9
Compensation Committee Interlocks and Insider Participation	9
Director Compensation Fiscal Year 2012	10
Corporate Governance	11
Related Persons Transactions	12
Code of Business Ethics and Conduct	12
SECURITY HOLDING OF MANAGEMENT	13
Section 16(a) Beneficial Ownership Reporting Compliance	14
COMPENSATION DISCUSSION AND ANALYSIS	15
Overview	15
Executive Compensation Philosophies and Policies	15
Incentive Compensation Philosophy and Policies	16
Compensation Process	18
Compensation Decisions	19
COMPENSATION COMMITTEE REPORT	22
COMPENSATION TABLES	23
Summary Compensation Table	23
Grants of Plan Based Awards	24
Outstanding Equity Awards at Fiscal Year End	25
Stock Vested	25
CHANGE IN CONTROL AGREEMENTS AND POTENTIAL PAYMENTS	26
RISK CONSIDERATIONS IN OUR COMPENSATION PROGRAMS	28
REPORT OF THE AUDIT COMMITTEE	29
PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF ACCOUNTANTS	31
2013 ANNUAL MEETING OF THE STOCKHOLDERS	32
OTHER MATTERS	33

SUMMARY INFORMATION

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this Proxy Statement and Versar, Inc.’s Annual Report on Form 10-K for fiscal year 2012. For more complete information about these topics, please review Versar, Inc.’s Annual Report on Form 10-K for fiscal year 2012 and the entire Proxy Statement.

GENERAL INFORMATION	STOCKHOLDER ACTIONS
Annual Meeting of Stockholders	Proposal No. 1 Election of 8 Director Nominees
Date: Time: Location: Record Date: Voting:

November 13, 2012

10:00 a.m. EST

Springfield Golf and Country Club

8301 Old Keene Mill Road

Springfield, Virginia 22152

September 28, 2012

Each share of stock is entitled to one vote on each matter to be voted upon at the Annual Meeting

You will find important information about the qualifications and experience of each director nominee who you are being asked to elect. All of your directors have proven leadership, sound judgment, integrity, and a commitment to the success of our Company.

Proposal No. 2 Ratification of Accountants

The Audit Committee of the Board of Directors has appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for 2013.

FINANCIAL PERFORMANCE

Gross Revenue	Net Income	Earnings Per Share

Gross revenue for fiscal year 2012 was $119.0 million, a decrease of 13.5% compared to $137.6 million during the 2011 fiscal year.	Net income for fiscal year 2012 was $4.2 million, an increase of 23.5% compared to net income of $3.4 million during the 2011 fiscal year.	Net income per share for fiscal year 2012 was $0.45, an increase of 21.6% compared to net income per share of $0.37 during the 2011 fiscal year.

DIRECTOR NOMINEES

Nominee	Age	Director Since	Principal Occupation	Committee Membership
Ruth I. Dreessen	56	2010	Managing Director, Lion Chemical Capital LLC	Audit (financial expert), Compensation
Robert L. Durfee	76	1969	Independent Consultant	Audit, Compensation, Executive
James L. Gallagher	75	2000	President, Gallagher Consulting Group	Audit (chair), Nominating & Governance
Amoretta M. Hoeber	70	2000	President, AMH Consulting	Compensation, Executive, Nominating & Governance (chair)
Paul J, Hoeper (Chairman)	66	2001	Business Consultant	Audit, Executive, Nominating & Governance
Amir M. Metry	70	2001	Business Consultant	Compensation (chair), Nominating & Governance
Anthony L. Otten	56	2008	Chief Executive Officer, Versar, Inc.	Executive (chair)
Jeffrey A. Wagonhurst, Sr.	64	2011	President & Chief Operating Officer, Versar, Inc.	Executive

Page | 1	Versar, Inc. 2012 Proxy Statement

| GENERAL INFORMATION

Versar, Inc.

6850 Versar Center

Springfield, VA 22151

(703) 750-3000

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
NOVEMBER 13, 2012

GENERAL INFORMATION

On or about October 12, 2012, the Annual Report of Versar, Inc. (“Versar” or the “Company”) for fiscal year 2012 (which includes audited consolidated financial statements), the Notice of Annual Meeting, this Proxy Statement, and the enclosed proxy card are being mailed in a single envelope to holders (“Stockholders”) of Versar’s Common Stock, par value $.01 per share (“Common Stock”), as of the close of business on September 28, 2012 (the “Record Date”). These materials are being mailed in connection with the solicitation by the Board of Directors of the Company (the “Board”) of proxies for use at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournment(s) or postponement(s) thereof. The Annual Meeting will be held at 10:00 a.m. local time at the Springfield Golf and Country Club, 8301 Old Keene Mill Road, Springfield, Virginia 22152, on November 13, 2012. Any person giving a proxy pursuant to this Proxy Statement may revoke it at any time before it is exercised at the meeting by filing with the Secretary of the Company an instrument revoking it or by delivering to the Company a duly executed proxy bearing a later date. In addition, if the person executing the proxy is present at the Annual Meeting, he or she may revoke such proxy by voting his or her shares in person. Proxies in the form enclosed, if duly signed and received in time for voting, and not revoked, will be voted at the Annual Meeting in accordance with the directions specified therein.

Record Date and Voting Rights

Only holders of record of Common Stock on the Record Date are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof. There were 9,721,536 shares of Common Stock outstanding and entitled to vote as of the Record Date. Each share of Common Stock entitles the holder to one vote on all matters of business at the meeting.

The By-laws of the Company require that the holders of a majority of the outstanding shares of the Company’s Common Stock entitled to vote at the Annual Meeting be present in person or represented by proxy in order for a quorum to exist for the transaction of business at that meeting. Abstentions and “broker non-votes” (which occur if a broker or other nominee does not have discretionary voting authority and has not received voting instructions from the beneficial owner with respect to the particular item) are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Assuming that a quorum is present for the Annual Meeting, then those eight nominees for director pursuant to Proposal No. 1 who receive the highest number of votes cast will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of directors. Proposal No. 2 must be approved by the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. For Proposal No. 2, abstentions are counted for purposes of calculating shares of Common Stock present and entitled to vote but are not counted as shares voting and therefore have the effect of a vote against such proposal. For Proposal No. 2, broker non-votes are not counted as shares of Common Stock present and entitled to vote and therefore have no effect with respect to such proposal.

Page | 2	Versar, Inc. 2012 Proxy Statement

| GENERAL INFORMATION

Any proxy that is returned by a Stockholder properly completed and which is not revoked will be voted at the Annual Meeting in the manner specified therein. Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card (or their substitutes) will vote FOR Proposal No. 1, the election of the Board nominees, FOR Proposal No. 2, ratification of the Company’s registered independent public accounting firm, and in the proxy holders’ discretion with regard to all other matters. Any unmarked proxies, including those submitted by brokers (other than broker non-votes) or custodians, nominees or fiduciaries, will be voted in favor of the nominees for the Board of Directors and other proposals, as indicated in the accompanying proxy card.

The cost of preparing, assembling and mailing all proxy materials will be borne by Versar. In addition to solicitation by mail, solicitations may be made by personal interview, telephone, and telegram by officers and regular employees of the Company or its subsidiaries, acting without additional compensation. In addition, Versar has engaged Georgeson, Inc. to assist in the solicitation of proxies. Versar anticipates that the costs associated with this engagement will be approximately $3,000 plus costs and expenses incurred by Georgeson, Inc. Versar anticipates that banks, brokerage houses, and other custodians, nominees, and fiduciaries will forward this material to beneficial owners of shares of Common Stock entitled to vote at the Annual Meeting, and such persons will be reimbursed by Versar for the out-of-pocket expenses incurred by them.

Page | 3	Versar, Inc. 2012 Proxy Statement

| PRINCIPAL STOCKHOLDERS

Principal Stockholders

The table below sets forth, as of September 10, 2012, the only persons known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class of Stock
Ariel Investments, LLC (1)
200 E. Randolph Drive, Suite 200	787,721	8.1%
Chicago, IL 60601
Dr. Robert L. Durfee (2)
6850 Versar Center	628,413	6.5%
Springfield, VA 22151
Eliot Rose Asset Management, LLC (3)
1000 Chapel View Boulevard	776,200	8.0%
Cranston, Rhode Island 02920
Wedbush, Inc. (4)
1000 Wilshire Boulevard	934,025	9.6%
Los Angeles, California 90017

(1)	The information with respect to the shares of Common Stock held by Ariel Investments, LLC (“Ariel”) is based on filings made on Schedule 13F with the U.S. Securities and Exchange Commission (the “SEC”) by Wendy D. Fox and Ariel.
(2)	For a description of the nature of the beneficial ownership of Dr. Durfee, see “Security Holdings of Management” on page 13. The information with respect to shares of Common Stock held by Dr. Durfee is based upon filings with the SEC and information supplied by Dr. Durfee.
(3)	The information with respect to the shares of Common Stock held by Eliot Rose Asset Management LLC (“Eliot Rose”) is based on filings made on Schedule 13G/A on February 13, 2012 with the SEC by Eliot Rose and Gary S. Siperstein filing as a group. According to such filings, Eliot Rose has sole voting and dispositive power with respect to such Common Stock.
(4)	The information with respect to the shares of Common Stock held by Wedbush, Inc. is based on filings made on Schedule 13G/A on February 15, 2012 with the SEC by Wedbush, Inc., Edward W. Wedbush, Wedbush Securities, Inc., Wedbush Opportunity Capital, LLC and Wedbush Opportunity Partners, LP (collectively, “Wedbush”) filing as a group. Wedbush reports that Wedbush, Inc. has sole voting and sole dispositive power as to 210,380 shares. Edward W. Wedbush has the sole voting and sole dispositive power as to 223,571 shares. Wedbush Securities, Inc. has sole voting and sole dispositive power as to 34,801 shares. Wedbush, Inc., Edward W. Wedbush and Wedbush Securities, Inc. have shared voting power as to 792,480 shares and shared dispositive power as to 934,025 shares. Wedbush Opportunity Capital, LLC and Wedbush Opportunity Partners, LP have shared voting power as to 303,132 shares and shared dispositive power as to 303,132 shares.

Page | 4	Versar, Inc. 2012 Proxy Statement

| PROPOSAL NO. 1 – ELECTION OF DIRECTORS

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Nominees for Election

The Board recommends the election of the eight persons named below who have been nominated by the Board to serve as directors of Versar until the 2013 annual meeting of Stockholders or until their successors have been duly elected and qualified or their earlier resignation or removal. The persons named in the accompanying proxy will vote for the election of the nominees named below unless authority is withheld. Each nominee is presently a director of the Company and has served as such, for the time indicated opposite his or her name. If for any reason any of the persons named below should become unavailable to serve, an event that management does not anticipate, proxies will be voted for the remaining nominees and such other person or persons as may be designated by the Board.

Director Qualifications and Experience

NAME	SERVED AS DIRECTOR

Robert L. Durfee	1969 to the present

Independent consultant; Co-founder of the Company; Executive Vice President of the Company from 1986 to June 2004; President of GEOMET Technologies, LLC., a subsidiary of the Company, from 1991 to June 2004. Age 76.

Dr. Durfee is a highly experienced executive. His prior roles at Versar, including as one of the Company’s founders and as President of a subsidiary GEOMET Technologies, LLC, give him unique insight into the Company’s businesses, particularly those aspects of environmental compliance, chemical agent destruction and personal protective equipment.

James L. Gallagher	2000 to the present

President, Gallagher Consulting Group since September 1999; President of Westinghouse Government and Environmental Services from 1996 to 1999; Executive Vice President of Westinghouse Government and Environmental Services from 1994 to 1996; Vice President and General Manager of Westinghouse Government, Operations Business Unit from 1992 to 1994. Age 75.

Mr. Gallagher served as a highly experienced executive of a leading environmental and energy unit of a Fortune 500 company. With his significant financial, business, operations and contracting background, Mr. Gallagher provides expert leadership to the Board’s Audit Committee. His experience in construction management and outsourcing of large government facilities is important to two of the Company’s core businesses. As a former consultant to the U.S. Department of Energy, Mr. Gallagher is able to provide knowledge of markets and client needs in the energy sector.

Page | 5	Versar, Inc. 2012 Proxy Statement

| PROPOSAL NO. 1 – ELECTION OF DIRECTORS

NAME	SERVED AS DIRECTOR

Amoretta M. Hoeber	2000 to the present

President, AMH Consulting since 1992; Director, Strategic Planning of TRW Federal Systems Group and TRW Environmental Safety Systems, Inc. from 1986 to 1992; Deputy Under Secretary, U.S. Army from 1984 to 1986; Principal Deputy Assistant Secretary, U.S. Army from 1981 to 1984. Age 70.

Ms. Hoeber’s experience in government contracting, strategic planning and business development brings a unique perspective to the core Versar businesses as well as an understanding of the strategic planning process to advise Versar as it develops its key business competencies. Her extensive network and membership in several key U.S. government advisory boards also give her insight into the needs and priorities of Versar’s biggest client group, the U.S. government, specifically the U.S. Department of Defense.

Paul J. Hoeper	2001 to the present

Business consultant since February 2001; Assistant Secretary of the Army for Acquisition, Logistics and Technology, from May 1998 to January 2001; Deputy Under Secretary of Defense, International and Commercial Programs, from March 1996 to May 1998; President of Fortune Financial from 1994 to January 1996. Age 66.

Mr. Hoeper’s experience as a merchant banker and senior Department of Defense official, plus his past service as a director of several public companies, provide organizational, financial and business experience to the Board. Since leaving the government, Mr. Hoeper has been an active participant and presenter at conferences focusing on general corporate governance and the specific governance needs of companies, like Versar, that focus on government contracts. Mr. Hoeper’s participation in various government advisory groups and institutions enhances his leadership of the Board and enables him to contribute in a meaningful way to the strategic and risk management tasks of the Board.

Amir A. Metry	2002 to the present

Business consultant since 1995; part-time Versar employee from 1995 to April 2002; Founding Principal of ERM Program Management Corp. from 1989 to 1995; Vice President of Roy F. Weston from 1981 to 1989. Age 70.

Dr. Metry’s prior business experience in the United States, overseas and ongoing charitable work in Egypt and the Sudan provides Versar with international business experience in an area that has become its largest business segment. Dr. Metry’s experience includes launching new business and operations in the Middle East, Europe and the Pacific Rim. Also, Dr. Metry’s many years of experience and present business relationships in engineering and environmental businesses enhances his leadership on organizational and compensation issues faced by Versar.

Page | 6	Versar, Inc. 2012 Proxy Statement

| PROPOSAL NO. 1 – ELECTION OF DIRECTORS

NAME	SERVED AS DIRECTOR

Anthony L. Otten	2008 to the present

Chief Executive Officer of Versar since February 2010; Managing Member of Stillwater, LLC from July 2009 to February 2010; Director of New Stream Capital, LLC and Operating Partner of New Stream Asset Funding, LLC from 2007 to June 2009; Managing Member of Stillwater, LLC from 2004 to 2007; Principal of Grisanti, Galef and Goldress, Inc. from 2001 to 2004. Age 56.

Mr. Otten, as Chief Executive Officer, brings the perspective and input of the senior management team to the Board discussions. As former CEO of a number of companies, senior financial manager and entrepreneur, he brings a strategic vision with practical operating and financial implications to the Board’s discussions.

Ruth I. Dreessen	2010 to the present

Managing Director of Lion Chemical Capital, LLC since October 2010; Director of Gevo, Inc. since March 2012; Executive Vice President and Chief Financial Officer of TPC Group, Inc. from November 2005 to May 2010; Senior Vice President and Chief Financial Officer of Westlake Chemical Corp. from 2003 to 2005; worked for JP Morgan Chase & Co. (and predecessor companies) for 21 years in various banking capacities, ending as a Managing Director of an investment banking unit. Age 56.

Ms. Dreessen is a highly experienced business executive with extensive experience in financial and accounting matters. She also has experience in improving stockholder value in public companies. These skills, plus the perspective she brings from her experience in a complementary business area, provides Versar with expertise in finance and accounting, plus strategic initiatives, including acquisitions.

Jeffrey A. Wagonhurst, Sr.	2011 to the present

President and Chief Operating Officer of Versar since February 2010; Executive Vice President, Program Management Group of Versar from May 2009 to February 2010; Senior Vice President of Versar from September 2006 to May 2009; joined Versar as Army Program Manager in February 1999; retired from government service in May 1997 as a Colonel after a 30 year career with the U.S. Army. Age 64.

Mr. Wagonhurst is an experienced business executive and leader who brings the perspective and input of Versar’s operational management to the Board’s discussions. As a long time Versar executive and senior military officer, he provides a perspective and insight from Versar’s largest client, the U.S. Department of Defense.

Our Corporate Governance Guidelines provide that each director nominee must be under the age of 72 at the time of their election to the Board. The Board has granted a waiver from the age restriction on standing for re-election to Messrs. Durfee and Gallagher due to the desire for continuity and the specialized skills and business experience they contribute to the Board.

Page | 7	Versar, Inc. 2012 Proxy Statement

| CORPORATE GOVERNANCE

Board’s Leadership Structure

The Board has determined that the positions of Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”) should be held by different persons. In addition, the Board believes that the Chairman should not be an employee of the Company. Since July 1, 2000, the Board has been led by an independent non-executive Chairman. Under the Company’s Corporate Governance Guidelines, the Chairman of the Board is responsible for coordinating the Board’s activities, including the scheduling of meetings of the full Board, scheduling of executive sessions of the non-employee directors, and setting relevant items on the Board’s agenda in consultation with the CEO as necessary or appropriate. The Board believes this leadership structure has enhanced the Board’s oversight of, and independence from Company management; the ability of the Board to carry out its roles and responsibilities on behalf of the Stockholders; and the overall corporate governance compared to the combined Chairman/CEO leadership structure. Further, the Board believes this structure is a more effective method of monitoring and evaluating the CEO’s performance, thereby making the CEO more accountable.

Risk Oversight

Management of risk is the direct responsibility of the Company’s CEO and the senior management team. The Board has oversight responsibility focusing on key risk management issues and risk mitigation processes.

Versar faces a variety of enterprise risks, including legislative and regulatory risk, liquidity risk, compliance risk and operational risk. The Board believes an effective risk management system will (1) identify in a timely fashion the material risks that the Company faces, (2) communicate appropriate information regarding senior executive management strategies and their associated risks to the Board or relevant Board Committee, (3) implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and (4) integrate risk management into the Company’s decision-making.

In addition to the formal compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. The Board also continually works with the input of the Company’s executive officers, to assess and analyze the most likely areas of future risk for the Company. We believe the Board’s leadership structure, including strong Board Committee Chairpersons and open communication between management and directors promotes effective oversight of Versar’s risk management program.

Committees of the Board of Directors

The Board of Directors of Versar has standing Executive, Audit, Compensation and Nominating & Governance Committees.

Executive Committee. During fiscal year 2012, the members of the Executive Committee were Mr. Otten (Chairperson), Dr. Durfee, Ms. Hoeber, Mr. Hoeper and Mr. Wagonhurst. The primary duty of the Executive Committee is to act in the Board’s stead when the Board is not in session, during which time the Committee possesses all the powers of the Board in the management of the business and affairs of the Company, except as otherwise limited by law.

Page | 8	Versar, Inc. 2012 Proxy Statement

| CORPORATE GOVERNANCE

Audit Committee. The Audit Committee, which the Board has determined is composed exclusively of non-employee directors who are independent, as defined by the NYSE MKT LLC (“NYSE MKT”) listing standards and the rules and regulations of the SEC, consisted of Mr. Gallagher (Chairperson), Ms. Dreessen, Dr. Durfee and Mr. Hoeper during fiscal year 2012. The Committee’s primary responsibilities, as defined by its written charter, which is posted on the Company's website at www.versar.com under Corporate Governance (located under the About Us tab), are to provide oversight of the Company’s accounting and financial controls, review the scope of and procedures to be used in the annual audit, review the financial statements and results of the annual audit, and retain, and evaluate the performance of, the independent accountants and the Company’s financial and accounting personnel. The Board of Directors has determined that Ms. Dreessen qualifies as an Audit Committee Financial Expert as defined under the rules and regulations of the SEC and is independent as noted above.

Compensation Committee. The Compensation Committee was composed of Dr. Metry (Chairperson), Ms. Dreessen, Dr. Durfee and Ms. Hoeber during fiscal year 2012. The Board has determined that all members of the Compensation Committee are independent directors for purposes of Compensation Committee service in accordance with the listing standards of NYSE MKT. The Committee, pursuant to a written charter, which is posted on the Company’s website at www.versar.com under Corporate Governance (located under the About Us tab), approves goals and objectives related to executive compensation, reviews and adjusts compensation paid to the CEO of the Company and all executive officers, and administers the Company’s incentive compensation plans, including cash bonus and non-equity incentive plan compensation and stock option, restricted stock and restricted stock unit grants under those plans. The Committee also reviews and recommends to the Board an appropriate compensation program for the Board. The role of executive officers of the Company in determining or recommending the amount or form of executive compensation is discussed under the caption “Compensation Discussion and Analysis” beginning on page 15.

Nominating & Governance Committee. The Nominating & Governance Committee was composed of Ms. Hoeber (Chairperson), Mr. Gallagher, Mr. Hoeper and Dr. Metry during fiscal year 2012. The Board has determined that all members of the Committee are independent directors in accordance with the listing standards of NYSE MKT. The Committee, pursuant to a written charter, which is posted on the Company's website at www.versar.com under Corporate Governance (located under the About Us tab), reviews and approves Board committee charters, conducts assessments of Board performance, develops criteria for Board membership and proposes Board members who meet such criteria for annual election. The Committee also identifies potential Board members to fill vacancies that may occur between annual stockholder meetings. Stockholders may submit nominees for the Board in writing to the Chairman of the Nominating & Governance Committee at the Company’s Springfield office, care of the Company’s Secretary. The Committee also develops and implements corporate governance principles and policies.

Board and Committee Meetings; Annual Meeting Attendance

During fiscal year 2012, the Board met six (6) times. The Executive Committee did not meet. The Audit Committee met four (4) times. The Compensation Committee met five (5) times. The Nominating & Governance Committee met four (4) times. All directors of the Company attended at least 75% of all meetings of the Board and committees on which they served. The Company does not have a policy requiring Board Members to attend the annual meeting of Stockholders. All of the Board members attended the 2011 annual meeting of the Stockholders.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2012, Dr. Metry, Ms. Dreessen, Dr. Durfee and Ms. Hoeber served as members of the Compensation Committee. No reportable relationships or transactions occurred for such committee members during fiscal year 2012.

Page | 9	Versar, Inc. 2012 Proxy Statement

| CORPORATE GOVERNANCE

Director Compensation Fiscal Year 2012

During fiscal year 2012, each of the Company’s non-employee directors received an annual fee consisting of $6,000 in cash, plus the grant of 5,000 shares of restricted stock which vest over a period of one year. Each non-employee director was paid an attendance fee in cash of $1,400 for each meeting of the Board or of its committees where the director was physically present and of $700 for each meeting attended telephonically. In addition, the Chairmen of the Audit, Compensation and Nominating & Governance Committees were paid an additional $6,000 a year in cash as compensation for increased responsibility and work required in connection with those positions. The non-employee Chairman of the Board was paid an additional $13,000 a year in cash and was granted an additional 3,500 shares of restricted stock for additional responsibilities and efforts on behalf of the Company.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Total ($)
Paul J. Hoeper	38,600	25,160	63,760
Ruth I. Dreessen	24,200	14,800	39,000
Robert L. Durfee	25,600	14,800	40,400
James L. Gallagher	30,200	14,800	45,000
Amoretta M. Hoeber	30,900	14,800	45,700
Amir A. Metry	30,200	14,800	45,000

(1)	Anthony L. Otten and Jeffrey A. Wagonhurst, Sr. are not included in this table because as employees of Versar they receive no extra compensation as directors. The compensation received by them in fiscal year 2012 is shown on the Summary Compensation Table included herein on page 23.
(2)	Includes all fees earned or paid for services as a director in fiscal year 2012, including annual retainer, committee or Board chair fees and meeting fees.
(3)	Represents the grant date fair value of shares of restricted stock granted in fiscal year 2012 which is the amount recognized for financial reporting purposes in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“Topic 718”). In accordance with Topic 718, the grant date fair value of each share of restricted stock is based on the closing price of Versar's Common Stock on the date of the grant, November 16, 2011 for all stock awards, which was $2.96 per share. Restricted stock awarded to directors in fiscal year 2012 vests on November 12, 2012, the day before the first annual meeting of Stockholders after the date of grant.

At the end of fiscal year 2012, the non-employee directors owned the following number of unvested shares of restricted stock and unexercised options, all of which are vested:

NAME	Unvested Restricted Stock Awards	Vested and Unexercised Stock Options
Paul J. Hoeper	8,500	7,655
Ruth I. Dreessen	5,000	0
Robert L. Durfee	5,000	44,868	(1)
James L. Gallagher	5,000	4,868
Amoretta M. Hoeber	5,000	8,055
Amir A. Metry	5,000	0

(1)	Includes 40,000 stock options granted while Dr. Durfee was an employee of Versar.

Page | 10	Versar, Inc. 2012 Proxy Statement

| CORPORATE GOVERNANCE

Corporate Governance

The Company’s business is managed by its executives under the oversight of the Board. Except for Mr. Otten and Mr. Wagonhurst, no member of the Board is an employee of the Company. The Board limits membership of the Audit, Compensation and Nominating & Governance Committees to persons determined to be independent under NYSE MKT and SEC regulations.

The Board has established Corporate Governance Guidelines that, along with the charters of the Board’s committees and the Company's Code of Business Ethics and Conduct, provide a framework for the governance of the Company. The Corporate Governance Guidelines and committee charters are posted on the Company's website www.versar.com, under Corporate Governance. The Board believes that independent directors must make up a substantial majority of the Board. Throughout fiscal year 2012 all of the Board members, except Mr. Otten and Mr. Wagonhurst, met the NYSE MKT and SEC standards for independence. The Board has determined that all of the following six non-employee directors in fiscal year 2012 are independent directors: Paul J. Hoeper, Ruth I. Dreessen, Robert L. Durfee, James L. Gallagher, Amoretta M. Hoeber and Amir A. Metry.

To facilitate continuing director education, the Company maintains a corporate membership in the National Association of Corporate Directors (“NACD”). Our Board members continue to enhance their knowledge of current governance best practices and emerging issues through their participation in local and national NACD events and conferences.

Under the Corporate Governance Guidelines, the Nominating & Governance Committee is responsible for determining which individuals, including existing directors, shall be submitted to the Board for nomination and to the Stockholders for election as directors. In September 2011, the Board adopted a written Procedure for Director Nominations by Stockholders. Under this Procedure, Stockholders may recommend an individual for nomination to the Nominating & Governance Committee by written submission addressed to the Committee care of the Company’s Corporate Secretary, 6850 Versar Center, Springfield, Virginia 22151. The submitting Stockholder must include his or her name, address, telephone number; the number of Versar shares owned and the time period for which such shares have been held; a statement from the holder of the shares (usually a broker or bank) verifying the Stockholder’s holdings and a statement from the Stockholder as to whether the Stockholder has a good faith intention to continue to hold the reported shares through the date of the Company’s next annual meeting of Stockholders. The nominating Stockholder must also submit certain information concerning the proposed nominee, the type of information can be obtained from the Company’s Secretary. Further, the nomination must contain information on the relationship, if any, between the proposed nominee and the nominating Stockholder, the Company’s competitors, customers, and suppliers, and any others with special interests regarding the Company. The nomination must also contain a statement on the qualifications of the proposed nominee, a statement from the Stockholder regarding whether, in the Stockholder’s view, the nominee would represent all Stockholders, and the consent by the nominee to be interviewed by the Committee and if nominated and elected, to serve as a Director of the Company. Under this new procedure, the recommending Stockholder must submit a recommendation no later than 120 calendar days prior to the date set forth in the most recent proxy statement for the next contemplated annual meeting of Stockholders. The Corporate Governance Guidelines require that director nominees should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the Stockholders. Each director nominee must have experience in areas relevant and necessary to the Company’s activities, including leadership experience over an extended period of time; be under the age of 72; and, serve on less than four boards of other public companies.

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| CORPORATE GOVERNANCE

Versar has not adopted a formal process for Stockholder communications with the Board. Stockholders, employees and other interested parties who desire to communicate directly to the Board, any of the Board’s Committees, the non-employee directors as a group or any individual director should write to the address below:

Name of Addressee

c/o Company Secretary

Versar, Inc.

6850 Versar Center

Springfield, VA 22151

Related Persons Transactions

The Company does not generally engage in related party transactions with its directors and executive officers or their affiliates. If a proposed related transaction arises, the Company intends to present the transaction to the full Board for review and approval.

Code of Business Ethics and Conduct

The Company’s Board has adopted a Code of Business Ethics and Conduct most recently amended effective April 16, 2010, that applies to all directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer and controller. The Code of Business Ethics and Conduct is posted on the Company’s web site www.versar.com, under Corporate Governance. The Company intends to disclose on its website any amendments or modifications to the Code of Business Ethics and Conduct and any waivers granted under this Code to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. In fiscal year 2012 and through the date of this Proxy Statement, no waivers have been requested or granted.

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| SECURITY HOLDINGS OF MANAGEMENT

Security Holdings of Management

The following table sets forth certain information regarding the ownership of Versar's Common Stock by the Company's directors and each named executive officer listed in the Summary Compensation Table that is currently employed with the Company, each nominee for director and the Company's directors and executive officers as a group, as of September 10, 2012.

	Shares of Common Stock Beneficially Owned as of September 10, 2012 (1)
Individual or Group	Number	Percent
Paul J. Hoeper (2)	61,055	*
Ruth I. Dreessen	35,300	*
Robert L. Durfee (3)	628,413	6.4%
James L. Gallagher (4)	29,855	*
Amoretta M. Hoeber (5)	28,255	*
Amir A. Metry	29,219	*
Anthony L. Otten (6)	129,269	*
Jeffrey A. Wagonhurst, Sr. (7)	71,254	*
Cynthia A. Downes (8)	28,304	*
Lee A. Staab (9)	16,889	*
J. Joseph Tyler (10)	22,193	*
All directors and executive officers as a group (15 persons) (11)	1,214,490	11.1%

* = Less than 1%

(1)	For the purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, as amended, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days of September 10, 2012. The table includes all unvested shares of restricted stock and restricted stock units owned by the individual.
(2)	Includes 7,655 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 10, 2012.
(3)	Includes 34,000 shares owned by adult children of Dr. Durfee as to which he shares voting and investment power. Includes 44,868 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 10, 2012.
(4)	Includes 4,868 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 10, 2012.
(5)	Includes 8,055 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 10, 2012.
(6)	Includes 63,086 restricted stock units that have not yet vested. Mr. Otten is a Trustee of Versar Inc.’s 401(k) Plan and as such he has shared investment power as to 327,945 shares and shared voting power as to 327,945 shares held by this plan. Mr. Otten disclaims beneficial ownership of the plan shares arising solely from his position as Trustee, none of which are included in the above table.
(7)	Includes 29,890 restricted stock units that have not yet vested. Includes 2,000 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 10, 2012.
(8)	Includes 21,334 restricted stock units that have not yet vested. Ms. Downes is a Trustee of Versar Inc.’s 401(k) Plan and as such she has shared investment power over 327,945 shares and shared voting power over 327,945 shares held by this plan. Ms. Downes disclaims beneficial ownerships of the plan shares arising solely from her position as Trustee, none which are included in the above table.
(9)	Includes 10,000 restricted stock units that have not yet vested.
(10)	Includes 7,500 restricted stock units that have not yet vested.
(11)	Excludes shares held by Versar Inc.’s 401(k) Plan as described in notes 6 and 7. Includes 131,810 restricted stock units that have not yet vested. Also, includes 101,446 shares that may be purchased upon exercise of stock options exercisable within 60 days after September 10, 2012.

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| SECURITY HOLDINGS OF MANAGEMENT

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires Versar’s executive officers, directors and persons who beneficially own more than 10% of Versar’s Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on Versar’s review of such reports furnished to Versar, Versar believes that all reports required to be filed by persons subject to Section 16(a) of the Exchange Act, and the rules and regulations thereunder, during fiscal year 2012, were timely filed, except (i) Ms. Downes and Mr. Otten each filed a late Form 4 for the return of shares to the Company in December 2011 and February 2011 respectively, to pay for the taxes occurring upon vesting of restricted stock units, (ii) Dr. Metry filed a late Form 4 for his purchase of 215 shares in December 2011, and (iii) Mr. Izenberg filed a late Form 3 in July 2012.

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| COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following Compensation Discussion and Analysis reviews the executive compensation program, policies and decisions of the Company’s Compensation Committee with respect to the Company’s executive officers listed in the Summary Compensation Table below (the “Named Executive Officers”). For fiscal year 2012, the named executive officers are:

•	Anthony L. Otten, Chief Executive Officer (“CEO”)
•	Jeffrey A. Wagonhurst, Sr., President and Chief Operating Officer (“COO”)
•	Cynthia A. Downes, Executive Vice President, Chief Financial Officer (“CFO”) and Treasurer
•	Lee A. Staab, Senior Vice President
•	J. Joseph Tyler, Senior Vice President

Executive Compensation Philosophies and Policies

The compensation philosophy of the Compensation Committee (the “Committee”) is built on the principles of pay for performance, stock ownership and alignment of management interests with the long-term interest of the Stockholders. The Committee’s executive compensation policies are designed to provide competitive levels of compensation that integrate pay with performance, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives. The target levels of new executive officers’ overall compensation are intended to be consistent with compensation in the professional services industry for similar executives. For current executive officers, the Committee intends to focus on providing significant incentive compensation to drive the Company’s performance instead of annual salary increases, except as required in the case of misaligned salary levels or as deemed necessary following review of the executives’ overall compensation packages in light of surveys conducted by the Committee’s compensation consultant of executive compensation at similar companies in the professional services industry. In addition, the Committee seeks to provide a clear and transparent executive compensation process that reflects the understanding, input and decisional factors that make the compensation and incentive system a valuable tool to increase Stockholder value.

The Company’s executive compensation program includes three components:

•	Base Salary – Salaries are based on those paid to other executives in the professional services industry as determined based on information provided by the Committee’s compensation consultant as described below.

•	Long-Term Equity Incentive Awards – The purpose of this element of the Company’s executive compensation program is to link management compensation with the long-term interest of the Company’s Stockholders, as well as the performance of the Company in a single fiscal year. Long-term incentive awards are granted to named executive officers and other employees usually in the form of restricted stock or restricted stock units from a pool established under an incentive pay for performance plan at the beginning of each fiscal year by the Committee as discussed below, and the Committee bases its decision to grant such awards if a pool is established on the individual’s performance and potential to contribute to the creation of stockholder value. In May 2012, the Committee approved a new Long-Term Incentive Compensation Program under which long-term incentive awards in the form of restricted stock units are also granted to the Company’s CEO, President and CFO based on a formula if the Company achieves certain defined growth in diluted earnings per share each year.

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| COMPENSATION DISCUSSION AND ANALYSIS

•	Non-Equity Incentive Plan Compensation – Non-equity incentive plan compensation is paid in cash pursuant to the above-noted incentive pay for performance plan and is intended to reward performance achieved during the applicable fiscal year. This pay for performance incentive plan balances the short-term and long-term needs of the Company. Under the non-equity incentive plan compensation element of the plan, a cash incentive pool is created each fiscal year upon the attainment of certain financial targets set by the Board. If the Company meets the targets, the Committee then determines the allocation of a pre-determined portion of the cash incentive pool among the executive officers based on each executive officer’s position and individual contribution to the Company’s performance. Each executive officer’s performance is measured against financial, profitability, growth, strategic and operational goals consistent with the Company’s business plan. For the immediate future, greater emphasis is focused on the short-term well-being of Versar in determining the allocation of cash awards to executive officers.

Incentive Compensation Philosophy and Policies

Incentive Compensation Pay For Performance Plan

The Committee annually establishes a company-wide Incentive Compensation Pay For Performance Plan (“Incentive Plan”) at the beginning of each fiscal year at its meeting held in September. The Incentive Plan is based on a set of general principles that apply to all elements of compensation and directly establish the rules for the award of non-equity incentive plan compensation and stock-based compensation. The Incentive Plan consists of two parts: the first part is a written Incentive Compensation Plan adopted in September 2010; and, the second part consists of annual general principles and guidelines for incentive compensation including performance criteria, defined incentive groups and the target percentages of the pool to be allocated to each group for the fiscal year. The guidelines applicable to all elements of the Company’s compensation and that apply directly to the Incentive Plan each year, include:

•	The management team’s compensation is linked to Versar’s profitability, growth and strategic position;
•	The Incentive Plan’s key concept, pay for performance, balances short-term needs and long-term goals of the Company and the management team;
•	The Pay For Performance concept is applicable to all elements of compensation, including base salary and merit increases, non-equity incentive plan compensation and restricted stock awards;
•	The Incentive Plan is simple, rational, clearly understandable, consistent and based upon agreed-upon measurable parameters;
•	The Incentive Plan is based upon meeting certain levels of pre-tax income;
•	The Incentive Plan is driven by a combination of metrics, depending on the level of management. The intent is that all levels of management have a significant portion of their compensation tied to the Company’s performance; and
•	Management is authorized to reward individual performance based on overachievement of project profitability.

For fiscal year 2012, the Committee determined that individual Incentive Plan awards would be based 60% to 65% on financial goals emphasizing the short-term well-being of Versar and 35% to 40% upon meeting strategic growth and sustainability goals of Versar over a longer period.

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| COMPENSATION DISCUSSION AND ANALYSIS

Restricted Stock Awards. Awards of restricted stock or restricted stock units (“restricted stock”) take into account both past performance and the need to provide the executive officers, other managers and key employees with an incentive to drive future performance of the Company. Restricted stock is also used as an incentive for future performance, in particular for new key employees, and long-term retention and commitment to the Company’s future. Restricted stock awards are currently made under the Company’s 2010 Stock Incentive Plan. While this plan allows the use of stock options and other forms of stock-based awards, the Committee has determined that all awards will currently be in the form of restricted stock and restricted stock units because restricted stock provides an opportunity to tie employees’ incentives to the growth of Stockholder value while having less of an impact from an accounting standpoint on the earnings of the Company than stock options.

In the fiscal year 2012 Incentive Plan, the number of restricted shares available for award was based on the same measure used to establish the size of the cash bonus pool, subject to a minimum and maximum award range. For fiscal year 2012, the minimum pool for restricted stock awards was set at 30,000 shares and the maximum pool was 120,000 shares. Shares of restricted stock are awarded from the pool in the discretion of the Compensation Committee. The Incentive Plan for fiscal year 2013 follows the same format as the previous year, and the minimum pool will be 25,000 shares and the maximum pool will be 150,000 shares.

Non-Equity Incentive Plan Compensation. Under the Incentive Plan, if the Company meets the minimum pre-tax income targets set in advance by the Board, then a non-equity incentive plan compensation pool is created. For fiscal year 2012, the Board set the sole criteria for the creation of the non-equity incentive plan compensation pool as the Company’s pre-tax income. The minimum goal for fiscal year 2012 was $5.9 million in pre-tax income, with a non-equity incentive plan compensation pool of $475,000 at that level. The non-equity incentive plan compensation pool was designed to increase as pre-tax income reached higher levels so that at $8.0 million of pre-tax income, a $2.0 million non-equity incentive plan compensation pool would be created. For fiscal year 2013, the Board has again adopted a pre-tax income target for the non-equity incentive plan compensation pool. At this time, the Company believes disclosure of the fiscal year 2013 pre-tax income target could cause competitive harm to the Company’s business. The Company believes that the fiscal year 2013 target is attainable but very challenging to achieve. The target depends on increasing net income in what continues to be a very competitive U.S. government services market that faces potential cuts in funding.

The fiscal year 2012 non-equity incentive plan compensation pool was divided into four different segments: one for the Executive Team, one for Operations Management, one for Operations Staff, and one for other Administrative Staff. There are varying percentages of participation by each group. If the named executive officers and other senior managers are entitled to non-equity incentive plan compensation, the Committee determines the allocation of non-equity incentive plan compensation among the named executive officers and other senior managers from the pools established for each category of employee, based on each executive officer’s or manager’s position, contribution to the Company including the achievement of established performance goals, and information regarding mid-range bonuses paid by others in the professional services industry based on information provided by its compensation consultant discussed below. The Incentive Plan for fiscal year 2013 divides the incentive groups into four levels; the Executive Team; Operations Management; Operations Staff; and, Administrative Staff.

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| COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentive Compensation Program

On May 8, 2012, the Committee approved the Versar, Inc. 2012 Long-Term Incentive Compensation Program (the “LTICP”) adopted under the Company’s 2010 Stock Incentive Plan. The LTICP was effective as of July 2, 2011, the first day of the Company’s 2012 fiscal year. The LTICP provides for the creation for each of fiscal years 2012, 2013 and 2014 of a performance pool equal to (i) 35% of (ii) the amount by which the Company’s diluted earnings per share exceeds by more than 12% the prior fiscal year’s diluted earnings per share times the weighted average number of the Company’s common stock outstanding, on a diluted basis (the “LTICP Pool”). In any year in which diluted earnings per share does not exceed by more than 12% the measure in the prior year, the LTICP Pool will be equal to zero. Further, to the extent the LTICP Pool is zero in any fiscal year covered by the LTICP, no LTICP Pool will be created for the subsequent fiscal year unless the Company’s diluted earnings per share exceeds by more than 12% the prior fiscal year’s earnings per share assuming that such earnings per share had achieved a 12% growth as compared to its immediately preceding fiscal year. In other words, in order for a LTICP Pool to be created following a year in which the pool is zero, the earnings per share for the subsequent fiscal year must catch up the deficit from the previous fiscal year and exceed such assumed amount by more than 12%.

In any year that an LTICP Pool is created, each participant in the LTICP receives a restricted stock award pursuant to the Company’s 2010 Stock Incentive Plan. The number of shares of restricted stock received by each participant is calculated by multiplying the LTICP Pool by each participant’s designated percentage and then dividing the result by the fair market value of one share of the Company’s common stock on the last day of the fiscal year to which the award relates. Each participant must be employed by the Company on the date the award amounts are determined in order to be eligible to receive an award, except as specified by the LTICP. The participants in the LTICP are the Company’s CEO, President and CFO and their participation percentages are 60%, 25% and 15%, respectively, subject to change by the Committee for any fiscal year. The restricted shares granted from the LTICP Pool vest 25% on the first, second, third and fourth anniversaries of the last day of the fiscal year to which the award relates, subject to suspension of vesting in any year that the LTICP Pool is zero.

Compensation Process

Incentive Compensation Pay For Performance Plan

As noted above, in establishing the annual Incentive Compensation Pay For Performance Plan, or Incentive Plan, the Committee annually reviews the overall compensation of senior management as well as the size and composition of the non-equity portion and stock-based award portion of the Incentive Plan at the beginning of each fiscal year.

At the same time, the Committee gathers data regarding the Company’s performance during the immediately preceding fiscal year to determine the awards to be made under the Incentive Plan for that then completed fiscal year.

In making its compensation decisions, the Committee has historically, and again in fiscal year 2012, used the services of Mr. Steve Parker of HR Solutions, a compensation consulting firm. Annually, Mr. Parker compiles information from publicly available compensation surveys and benchmarks, including those prepared by Mercer LLC, Radford Surveys + Consulting, Washington Technical Personnel Forum, and Culpepper and Associates, Inc., regarding companies in the professional services industry. The compilation prepared by Mr. Parker includes compensation data for different executive levels of professional services companies of various sizes and in various geographic locations, but does not include the names of the individual companies used to compile the survey data. The publicly available compensation surveys and benchmarks used to prepare the compilation are chosen by Mr. Parker based only on general direction from the Committee. Under the direction of Dr. Metry, Mr. Parker provided detailed information by type of executive position for fiscal year 2012 focused on professional service companies with revenues in a range similar to that achieved by Versar over the same period. The compilation included an average of the mid-range of salaries and bonus percentages for the various executive levels within the professional services industry. In making compensation decisions, the Committee’s goal is to over time provide for executives’ salaries and bonuses within the mid-range averages shown by the compilation.

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| COMPENSATION DISCUSSION AND ANALYSIS

In making compensation decisions, the Committee also takes into account the accounting and tax impact to the Company of the proposed compensation under consideration. Section 162(m) of the Internal Revenue Code has not been a relevant factor in the Committee’s compensation decisions to date, because the levels of compensation historically paid to the executive officers have been substantially below the $1 million threshold set forth in Section 162(m). If the Committee were to consider compensation increases sufficient to reach this threshold, advice regarding application and impact of Section 162(m) would be sought. In setting compensation, the Compensation Committee also considers ways to minimize the adverse tax consequences from the impact of Section 409A of the Internal Revenue Code. If an executive is entitled to nonqualified deferred compensation benefits, as defined by and subject to Section 409A, and such benefits do not comply with Section 409A, the executive would be subject to adverse tax treatment (including accelerated income recognition in the first year that benefits are no longer subject to a substantial risk of forfeiture) and a 20% penalty tax. Versar’s compensation plans and programs are, in general, designed to comply with the requirements of Section 409A so as to avoid possible adverse tax consequences that may apply.

Long-Term Incentive Compensation Program

The Committee annually reviews the LTICP in order to determine if the mechanics of the plan, including the calculation of the LTICP Pool and the vesting schedule of awards, remain appropriate, and to determine if the participants in the pool and their respective participation percentages should be modified. Otherwise, as the process in which awards are granted under the terms of the LTICP is fixed pursuant to the terms of the LTICP, the Committee has no further discretion with respect to awards under the LTICP.

Compensation Decisions

Base Salary

For current executive officers, the Committee intends to focus on providing significant incentive compensation to drive the Company’s performance instead of annual salary increases, except as required in the case of misaligned salary levels or as deemed necessary following review of the executives’ overall compensation packages in light of surveys conducted by the Committee’s compensation consultant of executive compensation at similar companies in the professional services industry. No named executive officer received a salary increase in fiscal year 2012. In determining compensation for fiscal year 2013, the Committee determined that the salaries of certain of the named executive officers were not in line with the goal of providing compensation within the appropriate ranges of averages shown by the compilation provided by their compensation consultant and approved the following increased salaries:

Executive Officer	Fiscal Year 2013 Salary (1)
Anthony L. Otten	$325,000
Jeffrey A. Wagonhurst, Sr.	$260,000
Cynthia A. Downes	$230,000
Lee A. Staab (2)	$225,000

(1)	The new salaries will not take effect until January 1, 2013, at the earliest.
(2)	In fiscal year 2012, 2011 and 2010 Mr. Staab received additional compensation above his base salary for overseas and war zone deployment uplifts. Beginning on September 29, 2012, Mr. Staab will no longer receive such additional compensation.

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| COMPENSATION DISCUSSION AND ANALYSIS

Restricted Stock Unit Awards

Restricted stock units are awarded to certain of the named executive officers pursuant to the terms of the annual Incentive Plan and the LTICP.

On September 7, 2011, the Compensation Committee awarded 92,000 restricted stock units pursuant to the fiscal year 2011 Incentive Plan to 22 employees, including all five named executive officers. Those restricted stock unit awards were made under the Company’s 2010 Stock Incentive Plan. The first 50% of these restricted stock units vested on September 7, 2012, and the remaining 50% will vest on September 7, 2013.

Named Executive Officer	Restricted Stock Units Awarded (#)
Anthony L. Otten	23,500
Jeffrey A. Wagonhurst, Sr.	12,000
Cynthia A. Downes	3,000
Lee A. Staab	5,000
J. Joseph Tyler	5,000

On September 5, 2012, the Compensation Committee awarded 102,500 restricted stock units pursuant to the Company’s fiscal year 2012 Incentive Plan to 22 employees, including all five named executive officers. Additionally, on September 5, 2012, the Compensation Committee awarded 35,560 restricted stock units pursuant to the LTICP. All of those restricted stock unit awards were made under the Company’s 2010 Stock Incentive Plan. The restricted stock units awarded under the fiscal year 2012 Incentive Plan will vest over a two year period, 50% on each anniversary, and the restricted stock units awarded under the LTICP will vest over a four year period, 25% on each anniversary, subject to suspension of vesting as discussed above.

Named Executive Officer	Restricted Stock Units Awarded (#)
Anthony L. Otten (1)	51,336
Jeffrey A. Wagonhurst, Sr. (2)	23,890
Cynthia A. Downes (3)	17,334
Lee A. Staab	7,500
J. Joseph Tyler	5,000

(1)	Mr. Otten received 30,000 shares under the fiscal year 2012 Incentive Plan and 21,336 shares under the LTICP.
(2)	Mr. Wagonhurst received 15,000 shares under the fiscal year 2012 Incentive Plan and 8,890 shares under the LTICP.
(3)	Ms. Downes received 12,000 shares under the fiscal year 2012 Incentive Plan and 5,334 shares under the LTICP.

Non-Equity Incentive Plan Compensation

In fiscal year 2012, the Company earned $6.9 million in pre-tax income, resulting in the accrual of a bonus pool of $1.45 million under the 2012 Incentive Plan, of which $780,975 was allocated to a pool for the named executive officers and other executive officers.

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| COMPENSATION DISCUSSION AND ANALYSIS

Based on fiscal year 2012 performance and upon the information provided by the Committee’s compensation consultant and other information about comparable companies, the Committee decided in September 2012 that the CEO, President and COO, CFO and the other executive officers would share in any non-equity incentive plan compensation pool allocated to the executive officers up to a maximum payment equal to the following percentages of base salary (the “Guideline Non-Equity Incentive Amount”):

Executive Officer	Percentage
Chief Executive Officer	60%
President & Chief Operating Officer	40%
Executive Vice President and Chief Financial Officer	40%
Senior Vice President and General Counsel	35%
Senior Vice President, Corporate Initiatives & Integration	35%
Senior Vice President and Chief Administrative Officer	35%
Senior Vice Presidents for Business Segments	35%

The Committee then assessed the performance of each named executive officer against certain financial and strategic/operational goals. The amount of non-equity incentive compensation ultimately awarded to each of the above noted officers of the Company may be adjusted either up or down depending on the Company’s or relevant business unit’s financial performance above or below certain pre-determined and approved financial goals, plus adjustments for other contributions.

The Committee determined that, based on their performance, the named executive officers had each exceeded the above-noted respective percentage threshold required to receive non-equity incentive plan compensation, and that each of them was entitled to an additional profit incentive award. Mr. Staab was also awarded an additional cash incentive award for other contributions.

Named Executive Officer	Fiscal Year 2012 Non-Equity Incentive Plan Compensation
Anthony L. Otten	$219,800
Jeffrey A. Wagonhurst, Sr.	$117,000
Cynthia A. Downes	$98,600
Lee A. Staab	$109,690
J. Joseph Tyler	$72,760

Page | 21	Versar, Inc. 2012 Proxy Statement

| COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and had the opportunity to discuss the Compensation Discussion and Analysis with management. Based on this review, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K.

Compensation Committee of the Board of Directors:

Dr. Amir A. Metry, Chair

Ruth I. Dreessen

Dr. Robert L. Durfee

Amoretta M. Hoeber

Page | 22	Versar, Inc. 2012 Proxy Statement

| COMPENSATION TABLES

Summary Compensation Table

The following table presents compensation information earned by the Company’s Principal Executive Officer, Principal Financial Officer, and each of the Company’s three other most highly compensated executive officers during the fiscal year ended June 29, 2012. We refer to these executive officers as our named executive officers in this Proxy Statement.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Anthony L. Otten (5)	2012	314,033	-	62,275	219,800	20,782	616,890
Chief Executive	2011	303,893	-	21,100	172,000	12,985	509,978
Officer	2010	107,308	-	27,200	-	8,377	142,885
Jeffrey A. Wagonhurst, Sr.	2012	255,084	-	31,800	117,000	20,919	424,804
President and Chief	2011	257,387	-	-	100,000	19,351	376,738
Operating Officer	2010	233,654	-	11,340	-	19,535	338,429
Cynthia A. Downes (6)	2012	221,456	-	7,950	98,600	19,044	347,050
Executive Vice President and	2011	38,077	-	31,000	20,000	1,706	90,683
Chief Financial Officer		-	-	-	-	-	-
Lee A. Staab (7)	2012	331,477	-	13,250	109,690	17,536	471,954
Senior Vice President, Engineering &	2011	335,551	-	-	67,700	14,951	418,202
Construction Management	2010	323,927	-	7,200	-	5,633	390,030
J. Joseph Tyler (8)	2012	212,930	-	13,250	72,760	13,190	312,130
Senior Vice President,	2011	215,121	-	-	69,300	12,312	296,733
Corporate Initiatives & Integration	2010	64,615	-	8,880	-	4,298	81,872

(1)	Includes regular base salary earnings in fiscal year 2012, 2011 and 2010.
(2)	Represents the fair value of shares of restricted stock units granted in fiscal years 2012, 2011 and 2010, the reported amounts represent the grant date fair values of the awards, in accordance with FASB Topic 718. The grant date fair value is determined by multiplying the number of shares granted by the closing price of the Company's Common Stock on the grant date.
(3)	Non-equity incentive plan compensation amounts represent amounts awarded for performance during the fiscal year and paid after the fiscal year end.
(4)	Consists of the following: Company paid life insurance, Company paid disability, executive medical reimbursement, and Company match to employee’s 401(k) Plan contribution.
(5)	Mr. Otten was elected Chief Executive Officer on February 10, 2010.
(6)	Ms. Downes became an employee and executive officer of the Company effective April 16, 2011.
(7)	In fiscal years 2012, 2011 and 2010, Mr. Staab’s base salary was $220,000. The remainder of his salary in fiscal year 2012, 2011 and 2010 was compensation for overseas and war zone deployment uplifts.
(8)	Mr. Tyler became an employee of the Company in fiscal year 2010.

Page | 23	Versar, Inc. 2012 Proxy Statement

| COMPENSATION TABLES

Grants of Plan Based Awards

		Estimate possible payouts under non-equity incentive plan awards			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Stock or Units (#)	Awards ($)(3)
Anthony L. Otten	9/7/2011(1)	144,000	180,000	-
	9/7/2011(2)				23,500	62,275
Jeffrey A. Wagonhurst, Sr.	9/7/2011(1)	80,000	100,000	-
	9/7/2011(2)				12,000	31,800
Cynthia A. Downes	9/7/2011(1)	70,400	88,000	-
	9/7/2011(2)				3,000	7,950
Lee A. Staab	9/7/2011(1)	61,600	77,000	-
	9/7/2011(2)				5,000	13,250
J. Joseph Tyler	9/7/2011(1)	58,800	73,500	-
	9/7/2011(2)				5,000	13,250

(1)	On September 7, 2011 the Committee set the performance goals applicable to the non-equity incentive plan for fiscal year 2012. The amounts reported represent estimated minimum payout for achievement of partial performance and the target payout for achievement of the performance goals. There is no maximum payout under the non-equity incentive plan.
(2)	The restricted stock unit awards to Mr. Otten, Mr. Wagonhurst, Ms. Downes, Mr. Tyler and Mr. Staab were made by the Compensation Committee during fiscal year 2012 for performance in fiscal year 2011. 50% of each award vested on September 7, 2012, and the second 50% of each award will vest on September 7, 2013.
(3)	The amounts in this column do not represent amounts the named executive officers received or are entitled to receive. Rather, the reported amounts represent the grant date fair values of the awards. The grant date fair value is determined in accordance with FASB Topic 718 by multiplying the number of shares underlying the units granted by the closing price of the Company's Common Stock on the grant date.

Page | 24	Versar, Inc. 2012 Proxy Statement

| COMPENSATION TABLES

Outstanding Equity Awards at Fiscal Year End

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Anthony L. Otten	0	-	-	23,500	(2)	70,735
				5,000	(3)	15,050
Jeffrey A. Wagonhurst, Sr.	2,000	3.82	9/14/14	12,000	(2)	36,120
Cynthia A. Downes	0	-	-	3,000	(2)	9,030
				2,500	(4)	7,525
Lee A. Staab	0	-	-	5,000	(2)	15,050
J. Joseph Tyler	0	-	-	5,000	(2)	15,050

(1)	All outstanding options are fully vested.
(2)	Represents the remaining unvested shares from the restricted stock unit award granted on September 7, 2011.
(3)	Represents the remaining unvested shares from the restricted stock unit award granted on September 8, 2010.
(4)	Represents the remaining unvested shares from the restricted stock unit award granted on April 16, 2011.

Stock Vested

Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Anthony L. Otten	5,000	(2)	13,050
Jeffrey A. Wagonhurst, Sr.	-		-
Cynthia A. Downes	5,000	(3)	14,450
	2,500	(4)	6,700
Lee A. Staab	-		-
J. Joseph Tyler	1,500		4,200

(1)	Calculated by multiplying the number of shares by the fair market value of the Company’s Common Stock (based on the closing price for the Common Stock on the NYSE MKT) on the date of vesting.
(2)	Represents the shares that vested on February 15, 2012 from the restricted stock unit award granted on February 15, 2010.
(3)	Represents the shares that vested on November 15, 2011 from the restricted stock unit award granted on April 16, 2011.
(4)	Represents the shares that vested on April 16, 2012 from the restricted stock unit award granted on April 16, 2011.

Page | 25	Versar, Inc. 2012 Proxy Statement

| Change in Control Agreements

Change in Control Agreements and Potential Payments

The Company has entered into a change in control severance agreement with Mr. Otten, Mr. Wagonhurst, Ms. Downes, and Mr. Tyler. The agreements provide that there is a change in control upon the occurrence of the first of the following events: an acquisition of a controlling interest (defined as 25% or more of the combined voting power of the Company’s then outstanding securities); if during the term of the agreement, individuals serving on the board at the time of the agreement, or their approved replacements, cease to constitute a majority of the board; a merger approval (subject to exceptions listed in the agreement); a sale of all or substantially all of the Company’s assets; a complete liquidation or dissolution of the Company, or a going private transaction. Under each of the agreements, severance benefits are payable to an executive officer if, during the term of the agreement and after a change in control has occurred, the executive’s employment is terminated by the Company without cause (other than as a result of his death or disability) or if the executive resigns for good reason (e.g., as a result of change in title, salary reduction, or change in geographic location). Severance benefits will also be triggered if, after a potential change in control, but before an actual change in control, the executive’s employment is terminated without cause or the executive resigns for good reason, if the termination is at the direction of a person who has entered into an agreement with the Company that will result in a change in control, or the event constituting good reason is at the direction of such a person. Finally, benefits will be triggered if a successor to the Company fails to assume the agreement. Severance benefits include: (i) a lump sum cash payment equal to two times the executive’s annual base salary, or, if higher, the annual base salary in effect immediately before the change in control, potential change in control or good reason event; (ii) a lump sum cash payment equal to two times the higher of the amounts paid to the executive under any existing bonus or incentive plan in the calendar year preceding the termination of his employment or the calendar year in which the change in control occurred; (iii) a lump sum payment for any amounts accrued under any other incentive plan; (iv) a continuation for 24 months of the life, disability and accident benefits the executive was receiving before the end of his employment; (v) a continuation for 18 months of the health and dental insurance benefits he or she was receiving before the end of his or her employment; (vi) a lump sum payment of $16,000 in lieu of medical and tax accounting benefits made available by the Company to its officers; and (vii) all unvested options will immediately vest and remain exercisable of the longest period of time permitted by the applicable stock option plan. Further, the Company provides certain medical benefits to retired executive officers who serve as chief executive officer or a vice president. A termination following a change in control will be deemed retirement for purposes of the provision of these medical benefits.

In fiscal year 2012, the change in control severance agreements for Mr. Otten, Mr. Wagonhurst, Ms. Downes and Mr. Tyler were amended to extend the term of the change in control severance agreements to all end on March 15, 2014 or the date on which an executive officer ceases to serve in his or her current position with the Company, in each case prior to the occurrence of a potential change in control or a change in control, as defined above. If a change in control occurs during the term of the change in control severance agreements, the above termination dates will not apply and the agreement will terminate only on the last day of the 24th calendar month beginning after the calendar month in which the change in control occurred.

Page | 26	Versar, Inc. 2012 Proxy Statement

| Change in Control Agreements

The following table estimates and summarizes potential payments and benefits, other than the benefits ordinarily available to salaried employees, that Mr. Otten would have received if his employment had been terminated on the last day of fiscal year 2012 under the circumstances described below.

	Salary $	Bonus $	Benefits $(1)
Termination or resignation following a change of control	600,000	344,000	44,455
Termination or resignation following a potential change of control	600,000	344,000	44,455
Successor fails to assume the contract	600,000	344,000	44,455

(1)	Payment for benefit costs paid by the Company on behalf of Mr. Otten that are not generally available to other employees for insurance and medical benefits calculated based on current applicable premiums.

The following table estimates and summarizes potential payments and benefits, other than the benefits ordinarily available to salaried employees, that Mr. Wagonhurst would have received if his employment had been terminated on the last day of fiscal year 2012 under the circumstances described below.

	Salary $	Bonus $	Benefits $(1)
Termination or resignation following a change of control	500,000	200,000	37,612
Termination or resignation following a potential change of control	500,000	200,000	37,612
Successor fails to assume the contract	500,000	200,000	37,612

(1)	Payment for benefit costs paid by the Company on behalf of Mr. Wagonhurst that are not generally available to other employees for insurance and medical benefits calculated based on current applicable premiums.

The following table estimates and summarizes potential payments and benefits, other than the benefits ordinarily available to salaried employees, that Ms. Downes would have received if her employment had been terminated on the last day of fiscal year 2012 under the circumstances described below.

	Salary $	Bonus $	Benefits $(1)
Termination or resignation following a change of control	440,000	40,000	22,256
Termination or resignation following a potential change of control	440,000	40,000	22,256
Successor fails to assume the contract	440,000	40,000	22,256

(1)	Payment for benefit costs paid by the Company on behalf of Ms. Downes that are not generally available to other employees for insurance and medical benefits calculated based on current applicable premiums.

The following table estimates and summarizes potential payments and benefits, other than the benefits ordinarily available to salaried employees, that Mr. Tyler would have received if his employment had been terminated on the last day of fiscal year 2012 under the circumstances described below.

	Salary $	Bonus $	Benefits $(1)
Termination or resignation following a change of control	420,000	138,600	23,404
Termination or resignation following a potential change of control	420,000	138,600	23,404
Successor fails to assume the contract	420,000	138,600	23,404

(1)	Payment for benefit costs paid by the Company on behalf of Mr. Tyler that are not generally available to other employees for insurance and medical benefits calculated based on current applicable premiums.

Page | 27	Versar, Inc. 2012 Proxy Statement

| Risk Considerations

Risk Considerations in our Compensation Program

During fiscal year 2012, the Compensation Committee considered the impact of the Company’s executive compensation policies and practices, and the incentives created by its policies and practices, on the Company’s risk profile, and concluded that they do not motivate imprudent risk taking. In addition, the Committee periodically reviews all of the Company’s compensation policies and procedures, including the incentives they create, and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. In conducting this review, the Committee also reviews the compensation program for any design features which have been identified by experts as having the potential to encourage excessive risk-taking, including:

•	too much focus on equity;
•	compensation mix overly weighted toward annual incentives;
•	highly leveraged payout curves and uncapped payouts;
•	unreasonable goals and thresholds; and
•	steep payout cliffs at performance levels that may encourage short-term business decisions to meet payout thresholds.

In reaching its conclusion, the Committee noted several design features of its compensation program that reduce the likelihood of excessive risk taking:

•	the Company’s program and policies are designed to provide a balanced mix of cash and restricted equity, annual and longer-term incentives;
•	maximum payout levels for non-equity incentive plan compensation are capped based on a review of the Company’s economic position and prospects, as well as the compensation offered by comparable companies;
•	the Committee has discretion to alter, including to reduce, incentive plan payouts or make discretionary awards; and
•	the Incentive Plan uses pre-tax income as the performance measure for determining incentive payouts, which encourages executives to take a balanced approach focused on corporate profitability, rather than other measures, such as revenue targets, which may incentivize executives to drive sales levels without regard to cost structure.

Page | 28	Versar, Inc. 2012 Proxy Statement

| AUDIT COMMITTEE REPORT AND AUDITOR FEES

REPORT OF THE AUDIT COMMITTEE

In fiscal year 2012, the Board’s Audit Committee consisted of four non-employee directors, James L. Gallagher (Chair), Ruth I. Dreessen, Dr. Robert L. Durfee and Paul J. Hoeper. Each member had been determined to be an independent director under NYSE MKT listing standards and SEC rules and regulations. Further, the Board has determined that Ms. Dreessen is qualified as an Audit Committee Financial Expert. Pursuant to the Committee’s written charter, which meets the requirements of the Sarbanes-Oxley Act, the Committee evaluates audit performance, manages the relationship with the Company’s independent registered public accounting firm, assesses policies and procedures relating to internal controls and evaluates complaints regarding auditing and accounting matters. This report relates to the activities of the Audit Committee in carrying out such role for the 2012 fiscal year.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements and reporting process, which includes the Company’s systems for financial internal controls and other financial statement requirements under the Sarbanes Oxley Act. In carrying out its oversight responsibilities, the Committee met with management and reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 29, 2012. The review included a discussion of the quality and acceptability of the Company’s financial reporting and internal controls, including the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

The Committee also reviewed with the Company’s independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards and SAS (Statement on Auditing Standards) 61. In addition, the Committee received written disclosures and a letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with Grant Thornton their independence. The Committee meets periodically and as necessary with Grant Thornton (with Company management present) to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting, financial management, accounting and internal controls. The Committee also meets privately with Grant Thornton (without Company management present) as deemed necessary by the Committee. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 29, 2012 for filing with the SEC.

Under the Committee’s charter and the requirements of the Sarbanes-Oxley Act and Rule 10A-3 adopted by the SEC, the responsibility for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm rests with the Audit Committee. Based upon a review of Grant Thornton’s qualifications, resources, personnel and performance, the Committee has selected Grant Thornton as the Company’s independent registered public accounting firm for fiscal year 2013 and is submitting its decision for Stockholder ratification at the Annual Meeting.

Submitted by the Audit Committee of the Board of Directors:

James L. Gallagher, Chairperson

Ruth I. Dreessen

Dr. Robert L. Durfee

Paul J. Hoeper

Page | 29	Versar, Inc. 2012 Proxy Statement

| AUDIT COMMITTEE REPORT AND AUDITOR FEES

Pre-Approval of Independent Auditor Fees and Services Policy

The Audit Committee is required to pre-approve the audit and non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence. The Audit Committee has adopted a pre-approval policy for services and fees by its registered public accounting firm. The services and estimated fees are presented to the Audit Committee for consideration in the following categories: Audit, Audit-Related, Tax and All Other (each as defined in Schedule 14A of the Securities Exchange Act of 1934). All services by Grant Thornton rendered in fiscal years 2012 and 2011 received prior approval by the Audit Committee. The Committee expects that all services performed by Grant Thornton in fiscal year 2013 will be subject to pre-approval by the Audit Committee.

Audit Fees

In fiscal years 2012 and 2011, Versar paid Grant Thornton $265,844 and $227,694, respectively, for quarterly reviews and the annual fiscal year audit. Versar also made payments of $5,721 and $13,171 in fiscal years 2012 and 2011 to SGV & Co. for audit services in the Philippines. Versar paid Mazars $16,000 in fiscal year 2011 and $24,490 in fiscal year 2012 for audit services in the United Kingdom.

Audit-Related Fees

Versar paid Grant Thornton $20,475 in fiscal year 2012 and $19,501 in fiscal year 2011 for audit-related fees for assurance and related services.

Tax Fees

In fiscal years 2012 and 2011, Versar paid $107,400 and $157,045, respectively, to Grant Thornton for federal and state tax compliance services. Versar paid $4,200 and $ 3,875 in fiscal years 2012 and 2011 to SGV & Co. for tax advisory services in the Philippines.

All Other Fees

In fiscal years 2012 and 2011, Versar paid $0 and $18,965, respectively, to Grant Thornton for various tax consulting, including acquisition accounting advice. In fiscal year 2012, Versar paid Mazars $5,285 for various tax consulting and stamp duty filings in the United Kingdom.

Page | 30	Versar, Inc. 2012 Proxy Statement

| PROPOSAL NO. 2 – ACCOUNTANT APPOINTMENT

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors considers it desirable that its appointment of the firm of Grant Thornton as independent registered public accounting firm of the Company for fiscal year 2013 be ratified by the Stockholders. Grant Thornton has been the Company’s accountants since 2002. Representatives of Grant Thornton will be present at the Annual Meeting, will be given an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the Stockholders.

The Board of Directors recommends a vote "FOR" ratification of the appointment of Grant Thornton and the enclosed proxy will be so voted unless a vote against the proposal or an abstention is specifically indicated.

Page | 31	Versar, Inc. 2012 Proxy Statement

| 2013 ANNUAL MEETING OF THE STOCKHOLDERS

2013 ANNUAL MEETING OF THE STOCKHOLDERS

It is presently contemplated that the 2013 annual meeting of stockholders will be held on or about November 13, 2013. In order for any appropriate stockholder proposal to be considered for inclusion in the proxy materials for the 2013 annual meeting of stockholders, it must be received by the Secretary of the Company no later than June 14, 2013, by certified mail, return receipt requested and must comply with applicable federal proxy rules. A proposal submitted for consideration at the 2013 annual meeting of stockholders subsequent to June 14, 2013 shall be considered untimely and will not be included in the Company’s proxy materials. Further, any proposals for consideration at the 2012 annual meeting for which the Company does not receive notice on or before August 28, 2013 shall be subject to the discretionary vote of the proxy holders at the 2013 annual meeting of stockholders.

Page | 32	Versar, Inc. 2012 Proxy Statement

| OTHER MATTERS

OTHER MATTERS

As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

By Order of the Board of Directors,

Joshua J. Izenberg
Secretary

October 12, 2012

Page | 33	Versar, Inc. 2012 Proxy Statement